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                                                                    EXHIBIT 11.0

                        EXTENDICARE HEALTH SERVICES, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
               (IN THOUSANDS, EXCEPT NUMBER OF SHARES OUTSTANDING)


                                                          Three Months ended                      Six Months ended
                                                                June 30                               June 30
                                                       2000               1999                2000                 1999
                                                   --------------     --------------     ---------------      ---------------
Net Earnings                                            $ (7,883)          $ (3,256)          $ (18,405)            $ (9,049)
Weighted Average Number of
      Common Shares Outstanding                              947                947                 947                   947
                                                   --------------     --------------     ---------------      ---------------

Net earnings per Common Share                               $ (8)              $ (3)              $ (19)               $ (10)
                                                   ==============     ==============     ===============      ===============


The Company does not have a complex capital structure and therefore, only has basic earnings per share.